EXHIBIT 99.1

                  Contango Announces the Appointment
              of B. A. (''Bill'') Berilgen as a Director

    HOUSTON--(BUSINESS WIRE)--July 16, 2007--Contango Oil & Gas
Company (AMEX:MCF) announced today that the Company's Board of Directors has appointed B. A. (Bill) Berilgen as a director of the Company.

    Mr. Berilgen has served in a variety of senior positions during his 37 year career. Most recently, he was Chairman, CEO and President of Rosetta Resources Inc., a company he founded in 2005. Prior to that, he was Executive Vice President of Calpine Corp and President of Calpine Natural Gas L.P. from October 1999 through June 2005. In June 1997, Mr. Berilgen joined Sheridan Energy, a public oil and gas company, as its President and Chief Executive Officer.

    Mr. Berilgen attended the University of Oklahoma, receiving a B.S. in Petroleum Engineering in 1970. Additionally, he has a M.S. in Industrial Engineering / Management Science.

    Kenneth R. Peak, Contango's Chairman and Chief Executive Officer, said, "I have known and worked with Bill in a variety of capacities for 20 years, and he is one of the premiere individuals I have known over my career. Contango will benefit greatly from his integrity, judgment and experience."

    Contango is a Houston-based, independent natural gas and oil company. The Company's core business is to explore, develop, produce and acquire natural gas and oil properties primarily offshore in the Gulf of Mexico and onshore in the Arkansas Fayetteville Shale. The Company also owns a 10% interest in a limited partnership formed to develop an LNG receiving terminal in Freeport, Texas, and holds investments in companies focused on commercializing environmentally preferred energy technologies. Additional information can be found on our web page at www.contango.com.

    This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially from Contango's expectations. The statements reflect Contango's current views with respect to future events that involve risks and uncertainties, including those related to successful negotiations with other parties, oil and gas exploration risks, price volatility, production levels, closing of transactions, capital availability, operational and other risks, uncertainties and factors described from time to time in Contango's publicly available reports filed with the Securities and Exchange Commission.


    CONTACT: Contango Oil & Gas Company, Houston
             Kenneth R. Peak, 713-960-1901
             www.contango.com